Ex. 99.25(2)(k)(2)(ii)

Amended and Restated
Schedule C
to the
Transfer Agency Agreement
by and between
Jackson Credit Opportunities Fund
and
UMB Fund Services, Inc.

FEES

[Fee Schedule Omitted.]

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Schedule C to the Transfer Agency Agreement to be executed by a duly authorized officer as of the 29th day of August, 2024.

JACKSON CREDIT OPPORTUNITIES FUND
(the “Fund”)
By:	/s/ Emily J. Bennett
Name:	Emily J. Bennett
Title:	Vice President and Assistant Secretary

UMB FUND SERVICES, INC.
(“Transfer Agent”)

By:	/s/ Maureen Quill
Name:	Maureen Quill
Title:	EVP